Exhibit 4.5

AMENDMENT

to the

MICROTUNE, INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

Pursuant to Section 20 of the Microtune, Inc. 2000 Employee Stock Purchase Plan (the “Plan”), the Plan is hereby amended as follows:

1. Section 13(a) of the Plan is deleted in its entirety and the following is substituted in its place:

“Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 1,630,000 shares.”

2. This Amendment shall amend only those provisions of the Plan set forth herein, and those sections, paragraphs and sentences not expressly amended hereby shall remain in full force and effect.

3. This Amendment shall be effective immediately upon its approval by the stockholders of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of February 27, 2004.

MICROTUNE, INC.

By:	/s/ James A. Fontaine

Name:	James A. Fontaine

Title:	Chief Executive Officer & President

APPROVED BY THE STOCKHOLDERS OF

THE COMPANY ON MAY 5, 2004